Exhibit 10.2
                             EMPLOYMENT AGREEMENT


      This Employment Agreement dated as of the 1st day of November, 1997 between Bio-Reference Laboratories, Inc., a New Jersey corporation with its principal place of business at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 (the "Company") and Marc Grodman, residing at RD 1, P.O. Box 309, Califon, New Jersey 07830 (the "Employee").
                             W I T N E S S E T H :

      WHEREAS, the Company is primarily engaged in the operation of a clinical laboratory in northern New Jersey, and

      WHEREAS, the Company desires to avail itself of the Employee's knowledge and experience and to employ the Employee as its President and Chief Executive Officer on the terms and conditions hereinafter set forth, and
      WHEREAS, the Employee desires to be so employed by the Company on the terms and conditions hereinafter set forth.
      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:
      1. Terms of Employment. The Company agrees to employ the Employee as its President and Chief Executive Officer, or in such other position of comparable status and responsibility as the Company may from time to time direct and/or desire, and the Employee agrees to accept such employment with the Company, for a term commencing as of November 1, 1997 (the "Commencement Date") and continuing until October 31, 2004 (the "Expiration Date"), unless sooner terminated as provided in this Agreement (the "Employment Period"). As used in this Agreement, the term "Employment Period" shall also include any periods for which this Agreement is renewed pursuant to Section 2 hereof.

      2. Renewal. This Agreement shall be automatically renewable for additional three year periods; provided, that either the Company or the Employee may elect not to renew this Agreement upon written notice to the other party no less than three (3) months before the Expiration Date or any subsequent extension thereof pursuant to this Section 2.
      3.    Duties.
            ------
            (a) During the Employment Period, the Employee shall perform such duties and exercise such powers relating to the Company as are commensurate with the office of President and Chief Executive Officer and shall have such other duties and powers as the Board of Directors shall from time to time assign to him, including by way of example but not limitation, duties with respect to any of the Company's associated companies. As used in this Agreement, the term "Associated Companies" shall mean any company (i) of which not less than fifty (50%) percent of the equity is beneficially owned by the Company or (ii) any subsidiary of such company, if any.
            (b) During the Employment Period, the Employee shall devote at least 90% of his working time during normal business hours and his best efforts and ability to the business of the Company, shall faithfully and diligently perform the duties of his employment with the Company and shall do all reasonably in his power to promote, develop and extend the business of the Company.
            (c) During the Employment period, the Employee shall not, except as a representative of the Company or with the written consent of the Company, be directly or indirectly engaged, concerned or interested in the conduct of any other business competing or likely to compete with the Company; provided, that notwithstanding anything contained in this Agreement to the contrary, the Employee shall not be precluded from devoting a reasonable amount of his time to:

            (i) serving with the prior written approval of the Company as a director or member of a committee of any organization involving no conflict of interest with the business of the Company; and

            (ii)  managing  his  personal  investments;   provided,   that  such
            activities shall not materially interfere with the Employee's performance of his duties hereunder; and

            (iii) participating in such courses of instruction and rendering such services as shall be consistent with the maintenance of his skills as a medical doctor; and

            (iv) performance as an Assistant Professor of Clinical Medicine and assistant attending physician at Columbia University and at
            Presbyterian Hospital, respectively, or the performance of similar services at any similar institutions; and

            (v) rendering medical services to the Uniform Firefighters of New York City similar to the services presently rendered by the Employee pursuant to a contract presently in force.

            (d) The Employee shall be employed at the offices of the Company located in Elmwood Park, New Jersey; provided that the Employee acknowledges and agrees that the proper performance of these duties may make it necessary to spend reasonable periods of time in other parts of the country.
      4.    Compensation.
            (a) During the Employment Period, the Company shall pay the Employee as compensation for his services under this Agreement, a minimum annual Base Compensation consisting of salary and bonus in the aggregate amount of Three Hundred Ninety Five Thousand ($395,000) Dollars (the "Base Compensation"). The Base Compensation shall be payable in equal installments in accordance with the regular payroll procedures established by the Company. In October of each fiscal year during the Employment Period, the Company's Board of Directors will consider increasing the Employee's Compensation under this Agreement, based upon the performance of the Company and of the Employee during the fiscal year then ending with such increase, if granted, taking effect as of the immediately following November 1.
            (b) The Company shall pay for (excluding the P.S. 58 costs) and maintain "Split Dollar" Life Insurance in the face amount of Four Million ($4,000,000) Dollars (including Two Million ($2,000,000) Dollars of such insurance which it presently maintains), insuring the life of the Employee. The proceeds of such insurance shall be payable to the estate of the Employee (excluding benefits required to be paid to the Company pursuant to the split dollar plan for the premiums paid).
            (c) The Company shall lease and insure, under the Company's policy, an automobile for the benefit of the Employee. The Company shall be responsible for maintenance, gasoline, repair and all other such costs but only to the extent such expenses relate to business use of the automobile. At the end of the lease term, or in the event of the termination of this Agreement for any reason, including non-renewal, the Employee shall have the following options:
            (i) surrender the automobile to the Company,
            (ii) assume the Company's lease payment obligation; or
            (iii) exercise the purchase option of the lease, if any.

           (d) The Company shall promptly pay or reimburse the Employee for all expenses incurred by the Employee in the performance of his duties under this Agreement. Such expenses shall be limited to the reasonable out-of-pocket expenses necessarily and actually incurred by the Employee in the performance of his duties; provided that (i) the expenses have been detailed on a form acceptable to the Company and submitted to the Company for review and approval and (ii) appropriate supporting documentation is submitted together with the approved expense form.
            (e) The Employee shall be entitled to participate in any fringe benefit and bonus plans available to the Company's employees as in effect from time to time, to the extent that the Employee may be eligible to do so under the applicable provisions of the plans including but not limited to pension, profit sharing, stock option and similar plans and life and medical insurance plans or coverage maintained by the Company for senior personnel and/or all personnel.
            (f) The Employee shall be entitled to such vacation, personal time and holidays as he is eligible for under the Company's Employment and Personnel Policy as the same presently exists or may hereinafter be amended.
            (g)  Notwithstanding  the  provisions  of  subparagraph  (a) of this
Section 4, the Employee shall also be entitled to a percentage increase in his Base Compensation as in effect on June 30 of each year that this Agreement is in effect, equal to the percentage increase in the Consumer Price Index - All Items for the New York metropolitan area (or any successor index) for such month of June as compared to such Consumer Price Index for the month of June in the immediately preceding year. Any such increase shall be effective on the immediately following November 1. No adjustments shall be made for decreases in such Index.
      5.    Issuances of Stock and Options. In further consideration
            ------------------------------
for his employment, the Company agreed on May 13, 1997 to the following issuances of its Common Stock and options to the Employee.
            (a) Forfeitable Stock -- The Company has issued 300,000 shares of its Common Stock to the Employee subject to forefiture.

If the Employee's employment agreement is terminated by the Company "For Cause" or at the Employee's option, without "Good Reason" (but not due to a "Change in Control"), all as herein defined, the Employee will forfeit such shares on the following basis.

If Termination "For
Cause" or "Without Good
Reason" Occurs during the                            Number of Shares
   Following Periods                                      Forfeited
--------------------                                 --------------
May 1, 1997 through April 30, 1998                    225,000 shs.
May 1, 1998 through April 30, 1999                    150,000 shs.
May 1, 1999 through April 30, 2000                     75,000 shs.
            (b) Stock Options -- The Company has issued five-year incentive stock options ("ISOs) to the Employee exercisable to purchase 100,000 shares of the Common Stock at $.790625 per share. These ISOs are subject to the terms and conditions of the Company's 1989 Employees' Stock Option Plan. In addition, the Company has issued ten-year non-qualified options ("NQOs") to the Employee exercisable to purchase 200,000 shares of its Common Stock at $.71875 per share. The NQOs to the extent not exercised shall terminate if this employment agreement is terminated by the Company "For Cause" or at the Employee's option without "Good Reason" (but not due to a "Change in Control").
      6. Disability. If during the Employment Period, the Employee shall incur a Total Disability then, subject to the earlier termination of this Agreement or the earlier termination of the disability, the Company shall compensate the Employee as provided in subparagraphs (a), (b), (c) and (d) of this Section 6.
            (a) For the month in which the Employee incurs the total disability, and for the following twelve (12) months of the disability, the Company shall compensate the Employee at a rate equal to his then current Base Compensation.

            (b) For a period of three (3) months commencing upon the termination of the period described in subparagraph (a), the Company shall not pay Employee any portion of his Base Compensation and Employee shall be on an unpaid leave of absence.
            (c) If the Employee's disability shall terminate at any time prior to the expiration of the period described in subparagraph (b) of this Section 6, then the Employee shall return to full and active employment with the Company under the terms of this Agreement; provided that if he shall again become disabled within a period of three (3) months after such return, and such disability is related to his original disability, then the Employee shall be deemed to have been continuously disabled from the date he incurred his original disability.
            (d) Upon expiration of the three (3) month period described in subparagraph (b) of this Section 6, the employment of the Employee shall terminate, unless an additional leave of absence is granted by the Company, in which event the employment of the Employee shall terminate upon the expiration of the additional leave of absence.
            (e) In the event the Employee shall incur a Partial Disability then during the period of the Partial Disability, the Employee's Base Compensation shall be equitably adjusted according to the time that he is able to devote to the affairs of the Company.
            (f) In addition to the foregoing, the Employee shall be entitled to receive the amounts, if any, as may be payable to him by reason of his disability under policies of insurance maintained by the Company.

            (g) As used in this Agreement, the term "Total Disability" shall mean a disability such that, for physical or mental reasons, the Employee is unable to perform any of his usual duties to the Company on a full-time basis. As used in this Agreement, the term "Partial Disability" shall mean a disability, other than a total disability, such that for physical or mental reasons, the Employee is unable to perform all of his usual duties to the Company on a full-time basis.
      7.    Termination.
            (a) Termination by Death. If the Employee dies during the Employment Period, the Company's obligations under this Agreement shall terminate six (6) months after the date of death and the Employee's estate shall be entitled to all arrearages of Base Compensation and expenses. In addition, the Employee's estate (or such other named beneficiary) shall be entitled to the amounts, if any, as may be payable to his estate or beneficiaries under policies of insurance maintained by the Company.
            (b) Termination for Cause. This Agreement and the Employee's employment with the Company may be terminated for Cause at any time in accordance with subparagraph (d) of this Section 7. In the event this Agreement is terminated for Cause, the Employee shall be entitled to all arrearages of Base Compensation and expenses through the Date of Termination but shall not be entitled to further compensation. As used in this Agreement, and without limitation, the term "Cause" shall mean:
            (i) an act or acts of dishonesty constituting criminal acts by the Employee resulting or intended to result directly or indirectly in gain to or personal enrichment of the Employee at the Company's expense;

            (ii) the commission of any crime involving fraud, embezzlement or theft by the Employee against the Company;

            (iii) engaging in competition  with the Company,  including taking a management position with, or control of, a business engaged in the manufacture, sale or distribution of a class of products or service which constituted 15% or more of the sales or gross income of the Company and its associated companies during the fiscal year of the Company immediately preceding the termination of the Employee's employment.
            (c)  Termination  at the Option of the Employee.  This Agreement and
the Employee's employment with the Company may be terminated at any time, at the election of the Employee, for Good Reason in accordance with subparagraph (d) of this Section 7. In the event this Agreement is terminated for Good Reason, the Employee shall be paid during the remainder of the Employment Period (computed without giving effect to the earlier termination hereunder), his Base Compensation (other than due to Partial Disability) at the rate in effect as of the Date of Termination, and shall continue to be entitled to employee benefits as if he were still employed by the Company, until completion of such Employment Period (computed without giving effect to the earlier termination hereunder). As used in this Agreement, and without limitation, the term "Good Reason" shall mean:
            (i) the assignment to the Employee of duties  inconsistent  with the office of President and Chief Executive Officer of the Company or his then current office, the removal of the Employee from such office or substantial reduction in the nature or status of the Employee's then current responsibilities;

            (ii) the reduction of the Employee's then current Base Compensation (other than due to Partial Disability) ;

            (iii) the relocation of the Company's principal executive offices to a location more than fifty (50) miles from the Company's current principal executive offices or the transfer of the Employee to a place other than the Company's principal executive offices (excepting required travel on the Company's business in a manner substantially similar to the Employee's then current business travel obligations); and
            (iv) the failure by the Company to continue to provide the Employee with benefits at least as favorable as those in which the Employee was then participating.
            (d) Notice of Termination. Any purported termination of the Employee's employment shall be communicated by a written notice of termination to the other party hereto and specify the Date of Termination (the "Notice of Termination"). Such notice shall indicate a specific terminated provision in this Agreement which is relied upon, recite the facts and circumstances claimed to provide the basis for such termination and specify the Date of Termination. As used in this Agreement, the term "Date of Termination" shall mean the date specified in the Notice of Termination, which date shall not be less than thirty
(30) nor more than sixty (60) days from the date the Notice of Termination is given. If within thirty (30) days from the date the Notice of Termination is given, the party receiving such notice notifies the other party that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally resolved. The Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay the Employee his full Base Compensation in effect as of the date of the Notice of Termination and continue the Employee as a participant in all compensation, benefit and insurance plans in which he was participating at such date, until the dispute is finally resolved. Amounts paid under this subparagraph (d) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
      8. Change in Control. In the event of a Change in Control and, as a result of such Change in Control, the Employee is terminated without Cause or the Employee elects to terminate his employment for any reason as a result thereof, then the Employee shall receive the following benefits:
            (a) The Company shall pay to the Employee his full Base Compensation at the rate in effect at the time of the Notice of Termination through the Date of Termination.
            (b) In lieu of any further Base Compensation payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee as severance pay not later than the fifth day following the Date of Termination, a lump sum payment (the "Severance Payment") equal to 2.99 times the average of the annual Compensation which was payable to the Employee by the Company and includible in the Employee's gross income for federal income tax purposes for the five (5) calendar years, or for the portion of such period during which the Employee was actually employed by the Company if the Employee has been employed by the Company for less than five (5) calendar years preceding the earlier of the calendar year in which a Change in Control occurred or the calendar year of the Date of Termination (the "Base Period"). Such average shall be determined in accordance with the provisions of Section 280G(d) of the Internal Revenue Code of 1986 as amended (the "Code"). As used in this Agreement, the term
"Compensation" shall mean and include every type and form of compensation includible in the Employee's gross income in respect of his employment by the Company including compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G(d) of the Code.
            (c) The Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received or to be received by the Employee in connection with the termination of his employment or contingent upon a Change in Control (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) unless (i) the Employee shall have effectively waived his receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (ii) in the opinion of tax counsel selected by the Company such other payment or benefit does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or (iii) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation file services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Company. The value of any non-cash benefit or any deferred cash payment shall be determined by the Company in accordance with the principles of Section 280G(d)(3) and (4) of the Code.
            (d) Except to the extent that Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G of the Code specify that such payments would result, under subsection (c) above, in a reduction in the Severance Payment:

            (i) The Company shall pay to the Employee, not later than the fifth day following the Date of Termination, a lump sum amount equal to the sum of (x) any bonus compensation which has been allocated or awarded for a fiscal year preceding the Date of Termination but has not yet been paid, and (y) a pro rata portion of any bonus compensation which the Employee has earned for the fiscal year in which the Date of Termination occurs determined by multiplying the Employee's prior years' bonus compensation by a fraction equal to the number of full calendar months in the fiscal year prior to the Date of Termination over twelve.
            (ii) The Company shall also pay all legal fees and expenses incurred by the Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).
            (e) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Employee and the Company in applying the terms of this Section 8, the aggregate "parachute payments" paid are in an amount that would result in any portion of such "parachute payments" not being deductible by the Company by reason of Section 280G of the Code, then the Employee shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the portion of the aggregate "parachute payments" paid that would not be deductible by reason of Section 280G of the Code and (ii) interest on the amount set forth in clause
(i) of this sentence at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of receipt of such excess until the date of such payment.
            (f) As used in the Agreement, the term "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as in effect as of the date hereof (regardless of whether or not a Proxy Statement is being filed pursuant to such Regulation at such time), or if Item 6(e) is no longer in effect, any subsequent regulation issued under the Exchange Act for a similar purpose, whether or not the Company is subject to such reporting requirements; provided, that without limitation, such a change in control shall be deemed to have occurred if:
            (i) any "person" other than the Employee is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;
            (ii) during any period of two consecutive years (not including any period prior to the date of the Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for elections was previously approved, cease for any reason to constitute a majority of the Board; or

            (iii) the business of the Company is disposed of by the Company pursuant to a liquidation, sale of assets of the Company, or otherwise.
      9. Confidential Information. The Employee acknowledges an obligation of confidentiality to the Company and shall not divulge, disclose or communicate any trade secret, private or confidential information or other proprietary knowledge of the Company or its associated companies obtained or acquired by him while so employed. This restriction shall apply after the termination of the Employee's employment without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain or whose disclosure may be required by law or court order or pursuant to the written consent of the Corporation.
      10. Return of Information. Upon termination of employment, the Employee agrees to not take with him and to deliver to the Company all records, notes, data, memoranda, models, equipment, blueprints, drawings, manuals, letters, reports and all other materials of a secret or confidential nature relating to the business of the Company which are in possession or control of the Employee.
      11.   General Provisions.
            (a) This Agreement contains the entire transaction between the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.
            (b) The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
            (c) This Agreement may not be changed orally but only by an Agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.
            (d) This Agreement shall be binding upon and be enforceable against the Company and its successors and assigns. Insofar as the Employee is concerned, this Agreement is personal and cannot be assigned.
            (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
            (f) This Agreement shall be construed pursuant to and in accordance with the laws of the State of New Jersey.
            (g) If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.
            (h) Any dispute, grievance or controversy arising under or in connection with this Agreement shall be referred to the Board of Directors of the Company and shall be dealt with by personal discussion, and if not satisfactorily resolved, shall be submitted to arbitration under the Rules of the American Arbitration Association in New York City.
            (i) Any consent of the Company required under this Agreement shall not be unreasonably withheld or delayed.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
                                    COMPANY:

                                    Bio-Reference Laboratories, Inc.



                                    By /s/Howard Dubinett
                                      Its Executive Vice President
                                      Duly Authorized


                                    EMPLOYEE:



                                    /s/Marc Grodman
                                    Marc Grodman